UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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NOVAVAX, INC.

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(Name of person(s) filing proxy statement, if other than the registrant)

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NOVAVAX, INC.

SUPPLEMENT TO PROXY STATEMENT

For the 2020 Annual Meeting of Stockholders on June 25, 2020

On May 13, 2020, Novavax, Inc. (the “Company”) filed its definitive proxy statement in connection with its 2020 annual meeting of stockholders (the “2020 Annual Meeting”). Subsequent to the filing of the proxy statement, David M. Mott was appointed to the Company’s Board of Directors (the “Board”), effective June 16, 2020. Mr. Mott will serve as a Class II director whose term will expire at the Company’s 2021 annual meeting of stockholders.

This proxy statement supplement dated June 18, 2020 has been prepared to provide stockholders with information regarding Mr. Mott that would have been included in the proxy statement had Mr. Mott been appointed prior to the filing of the proxy statement. You are not being asked to vote for or ratify the appointment of Mr. Mott at the 2020 Annual Meeting because Class II directors are not being elected by Company stockholders at this meeting. The Company is providing this additional material solely for informational purposes.

Election of Director

On June 14, 2020, the Board, acting on the recommendation of the Nominating and Corporate Governance Committee of the Board, elected David M. Mott to the Board, effective June 16, 2020. Mr. Mott was also appointed to serve as a member of the Compensation Committee.

Mr. Mott, age 54, is currently a private investor through Mott Family Capital. From September 2008 until February 2020, Mr. Mott served as a general partner of New Enterprise Associates (“NEA”), an investment firm focused on venture capital and growth equity investments, where he led the healthcare investing practice, with a primary focus on biotechnology companies. Prior to joining NEA, Mr. Mott was President and Chief Executive Officer of biotechnology company MedImmune from October 2000 through July 2008. He joined MedImmune in 1992 and served in various senior roles during his tenure, including, in addition to President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. Following AstraZeneca’s acquisition of MedImmune, Mr. Mott also served as Executive Vice President of AstraZeneca. Earlier in his career, he was a Vice President in healthcare investment banking at Smith Barney, Harris Upham & Co., Inc.

Mr. Mott serves as the chairman of the board of directors for Adaptimmune Therapeutics Plc, Ardelyx, Inc., Epizyme, Inc., Imara Inc. and Mersana Therapeutics, Inc. He previously served as chairman of the board of directors of TESARO, Inc., until its sale, and he previously served as a member of the board of directors of Nightstar Therapeutics, plc., until its sale, and of Clementia Pharmaceuticals, Inc., until its sale.

Mr. Mott received a B.A. in Economics and Government from Dartmouth College.

The Company believes that Mr. Mott is well-suited to serve on the Board due to his significant experience serving on the boards of clinical and commercial stage biotechnology companies and advising such companies on governance, financial, clinical development, commercial, business development and other strategic matters, as well as his financial expertise, including based on his experience as a senior executive, venture capitalist and investment banker.

The Board considered Mr. Mott’s roles as a director for other public companies and concluded that, in light of his substantial experience and expertise in the biotechnology industry, Mr. Mott would be capable of effectively discharging his obligations as a director of the Company.

For his service on the Board and the Compensation Committee, Mr. Mott will receive the standard director compensation. Additionally, in connection with his appointment to the Board, Mr. Mott was granted a stock option award of 8,000 shares of Company common stock under the Company’s Amended and Restated 2015 Stock Incentive Plan, as amended. The shares underlying this award will vest on June 16, 2021, subject to continued service on the Company’s Board through the vesting date. Mr. Mott also entered into the Company’s standard form of indemnification agreement.

There was no arrangement or understanding between Mr. Mott and any other person pursuant to which Mr. Mott was selected as a director.

In advance of joining the Board, Mr. Mott agreed to purchase 32,916 shares of Company common stock directly from the Company in a sale exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant Section 4(a)(2) thereunder, at a purchase price of $45.57 per share, resulting in Mr. Mott’s total ownership of 64,961 shares of Company common stock following such purchase.

Based upon information requested from and provided by Mr. Mott concerning his background, employment and affiliations, including family relationships, the Board has determined that Mr. Mott is independent, including the heightened standards that apply to Compensation Committee members.